Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor inquiries:	Media inquiries:
Karen Greene	Michelle Musburger
Internet Capital Group	Internet Capital Group
Investor Relations	Media Relations
610-727-6900	773-230-0629
IR@internetcapital.com	mstrykowski@internetcapital.com

Internet Capital Group Issues Statement Relating to Chief Financial Officer

Wayne, PA -- February 22, 2006 -- Internet Capital Group, Inc. (Nasdaq: ICGE) announces that its Chief Financial Officer, Anthony P. Dolanski, has entered into a settlement of litigation brought by the Securities and Exchange Commission. In 2003, the SEC brought a civil suit against KPMG and five of its current and former partners involved in KPMG's audits of Xerox Corporation from 1997 through 2000, including Mr. Dolanski. Mr. Dolanski was named with respect to his service as the engagement partner on the audit of Xerox's 1997 financials. He has agreed to settle the suit as part of a global settlement with the remaining defendants in the case. As a condition of the settlement, Mr. Dolanski neither admits nor denies the SEC's allegations and findings. Because the settlement provides for a one-year suspension from appearing or practicing as an accountant before the Commission, Mr. Dolanski will no longer serve as the Company's Chief Financial Officer. Mr. Dolanski will continue with the Company as a Managing Director, working with ICG's private core companies and supporting the Company's acquisition efforts.

"Since he joined ICG in 2002, Tony has been an invaluable member of our management team, guiding the Company to its best financial position in years while helping to drive progress at our partner companies," said Walter Buckley, Chairman and Chief Executive Officer. "We look forward to his continuing contributions towards ICG's effort to acquire and build leading on-demand Internet software and services companies. In addition to providing operational and strategic guidance to the partner companies, Tony will continue to sit on the boards of a number of ICG partner companies."

ICG's current Vice President of Finance and Controller, R. Kirk Morgan, has been appointed Chief Financial Officer. Mr. Morgan has worked in various roles in ICG's finance department since joining the Company in 1999. His responsibilities have included the oversight of all of ICG's internal financial operations, including accounting, budgeting, internal controls, financial systems and internal and external reporting.

Buckley added, "As a very early member of the ICG team and an accomplished finance executive, Kirk is well equipped to take on these added responsibilities."

Prior to joining ICG, Mr. Morgan worked in the Philadelphia office of PricewaterhouseCoopers, LLP, where he was a member of the middle market and growing company audit practice.

About Internet Capital Group

Internet Capital Group (www.internetcapital.com) owns and builds Internet software companies that drive business productivity and reduce transaction costs between firms. Founded in 1996, ICG devotes its expertise and capital to maximizing the success of these platform companies that are delivering on-demand software and service applications to customers worldwide.

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